Exhibit 24.2

Mark A. Crosswhite President and Chief Executive Officer	One Energy Place Pensacola, Florida 32320-0100 Tel 850.444.6111

February 4, 2011

Ms. Melissa K. Caen Southern Company Services, Inc. 30 Ivan Allen, Jr. Blvd, N.W. Atlanta, GA 30308

Dear Ms. Caen:

As a Director and an officer of Gulf Power Company, I hereby make, constitute, and appoint you my true and lawful Attorney in my name, place and stead, to sign and cause to be filed with the Securities and Exchange Commission a registration statement or statements under the Securities Act of 1933, as amended, with respect to the issuance and sale of an aggregate amount not to exceed $330,000,000 (plus any previously registered but unissued securities) of any of the following securities:  Class A preferred stock, preference stock, senior notes and junior subordinated notes, or any combination of such securities, and any necessary or appropriate amendments (including post-effective amendments), to be accompanied in each case by a prospectus and any appropriately amended prospectus or supplement thereto and any necessary exhibits.

Yours very truly, /s/Mark A. Crosswhite Mark A. Crosswhite